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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-0155633

(State of incorporation or organization)	(IRS Employer Identification No.)
Clarendon House, 2 Church Street, P.O. Box HM 1022, Hamilton HM DX, Bermuda
(Address of principal executive offices)	(Zip Code)

        Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class to be so registered	Name and exchange on which each class is to be registered
None.

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    [    ]

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    [X]

        Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

        Securities to be registered pursuant to Section 12(g) of the Act:

PREFERRED SHARE PURCHASE RIGHTS
(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

        We hereby amend the following items, exhibits or other portions of our Form 8-A filed on December 18, 2003 related to our Preferred Share Purchase Rights, as set forth below.

Item 1. Description of Company's Securities to be Registered

        Item 1 of our Form 8-A filed on December 18, 2003 related to our Preferred Share Purchase Rights is hereby amended by adding the following text:

        On July 27, 2004, Interwave Communications International Ltd. (the "Company") and Wells Fargo Bank Minnesota, N.A. (the "Rights Agent") executed an amendment (the "Amendment") to the Preferred Share Rights Agreement dated as of December 2, 2003, between the Company and the Rights Agent (the "Rights Agreement"). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that the Company may from time to time supplement or amend the Rights Agreement without the consent of the holders of the Rights.

        On July 27, 2004, the Company entered into an Agreement and Plan of Amalgamation (the "Amalgamation Agreement") by and among the Company, Alvarion Ltd., an Israeli company ("Alvarion") and Alvarion Mobile Inc., a Delaware corporation and wholly owned subsidiary of Alvarion ("Amalgamation Sub"), pursuant to which the Company will be amalgamated with Amalgamation Sub and Amalgamation Sub will be the surviving company, on the terms and subject to the conditions of the Amalgamation Agreement. In connection with the Amalgamation Agreement and the transactions contemplated thereby, the Amendment provides that (i) none of Alvarion nor any of its Affiliates, shall be deemed an Acquiring Person, (ii) neither a Shares Acquisition Date nor a Distribution Date shall be deemed to occur and (iii) the Rights will not separate from Company Common Shares, in each case, solely by reason of the execution, delivery, performance or consummation of the transactions contemplated under the Amalgamation Agreement (including any amendment or supplement thereto).

        The Rights Agreement, including the form of the Rights Certificate, is filed as Exhibit 4.2 hereto and incorporated herein by reference. The Amendment is filed as Exhibit 4.3 hereto and incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits

4.2
Preferred Share Rights Agreement, dated as of December 2, 2003, between Interwave Communications International Ltd. and Wells Fargo Bank Minnesota, N.A., Resolutions of the Board of Directors Designating the Rights, Preferences and Privileges of the Series A Participating Preferred Shares, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively. (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form 8-A, filed with the Commission on December 18, 2003).
4.3	Amendment No. 1 to the Preferred Share Rights Agreement, dated as of July 27, 2004, between Interwave Communications International Ltd. and Wells Fargo Bank Minnesota, N.A.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to Registration Statement (No. 000-29095) to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/s/ ERWIN F. LEICHTLE
Name:	Erwin F. Leichtle
Title:	President and Chief Executive Officer

Dated: August 25, 2004

EXHIBIT INDEX

4.2
Preferred Share Rights Agreement, dated as of December 2, 2003, between Interwave Communications International Ltd. and Wells Fargo Bank Minnesota, N.A., Resolutions of the Board of Directors Designating the Rights, Preferences and Privileges of the Series A Participating Preferred Shares, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively. (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form 8-A, filed with the Commission on December 18, 2003).
4.3	Amendment No. 1 to the Preferred Share Rights Agreement, dated as of July 27, 2004, between Interwave Communications International Ltd. and Wells Fargo Bank Minnesota, N.A.

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AMENDMENT NO. 1 TO FORM 8-A
SIGNATURE
EXHIBIT INDEX